FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger 212-415-3393

Omnicom Reports Fourth Quarter and Year-End 2002 Results

NEW YORK, February 25, 2003 - Omnicom Group Inc. (NYSE-OMC) today announced that net income for the fourth quarter of 2002 increased 9% to $201.5 million from $185.4 million in the fourth quarter of 2001. Diluted earnings per share increased 10% to $1.08 per share in 2002 from $0.98 per share in 2001.

Effective January 1, 2002, in compliance with SFAS No. 142, the Company ceased recording goodwill amortization. The 2001 amounts were adjusted to assume that the cessation of goodwill amortization occurred on January 1, 2001.

Compared to our previously reported results for 2001, net income for the fourth quarter of 2002 increased 23% from $164.1 million in the fourth quarter of 2001 and diluted earnings per share increased 24% from $0.87 per share.

Worldwide revenue increased 7.5% to $2,118.8 million in the fourth quarter of 2002 from $1,970.5 million in the fourth quarter of 2001. Domestic revenue for the fourth quarter of 2002 increased 8% to $1,153.5 million compared to $1,064.0 million in 2001. International revenue for the fourth quarter of 2002 increased 6% to $965.3 million compared to $906.5 million in 2001.

Net income for the twelve months ended December 31, 2002 increased 10% to $643.5 million from $586.2 million in 2001. Diluted earnings per share increased 10% to $3.44 per share in 2002 from $3.13 per share in 2001. The 2001 amounts were adjusted to assume that the cessation of goodwill amortization occurred on January 1, 2001.

Compared to our previously reported results for 2001, net income for the twelve months ended December 31, 2002 increased 28% from $503.1 million for the twelve months ended December 31, 2001 and diluted earnings per share increased 27% from $2.70 per share.

Worldwide revenue for the twelve months ended December 31, 2002 increased 9.4% to $7,536.3 million in 2002 from $6,889.4 million in 2001. Domestic revenue for the twelve months ended December 31, 2002 increased 15% to $4,284.6 million compared to $3,717.0 million in 2001. International revenue for the twelve months ended December 31, 2002 increased 3% to $3,251.7 million compared to $3,172.4 million in 2001.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com), is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our fourth quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited) (in Thousands of Dollars, Except Per Share Data)
Three Months Ended December 31	2002	As Reported 2001	Adjusted (a) for Goodwill Amortization 2001
Revenue	$2,118,845	$1,970,473	$1,970,473
Operating and net interest expense	1,793,133	1,681,820	1,657,028
Income before income taxes	325,712	288,653	313,445
Income taxes	104,069	112,452	115,218
Income after income taxes	221,643	176,201	198,227
Equity in affiliates/Minority interests	(20,169)	(12,060)	(12,838)

Net income	$ 201,474	$ 164,141	$ 185,389

Earnings per share
Basic	$ 1.08	$ 0.89	$ 1.01
Diluted	$ 1.08	$ 0.87	$ 0.98
Weighted average shares (in thousands)
Basic	186,055	183,619	183,619
Diluted (b)	186,894	190,652	190,652
Dividend declared per share	$ 0.200	$ 0.200	$ 0.200
(a)	Effective January 1, 2002, in compliance with SFAS No. 142, the Company ceased recording goodwill amortization. To present 2001 on a comparable basis with 2002, amounts are adjusted to assume that the cessation of goodwill amortization occurred on January 1, 2001.
(b)	Diluted earnings per share for 2002 was calculated using an assumed increase in net income of $244,000 related to the after-tax compensation expense from dividends on restricted shares. Diluted earnings per share for 2001 was calculated using an assumed increase in net income of $2,282,000 related to the after-tax interest cost of our 2 1/4% Convertible Debentures and the after-tax compensation expense from dividends on restricted shares. The Company’s 2 1/4% Convertible Debentures were redeemed in the fourth quarter of 2001.

Omnicom Group Inc.

(Unaudited) (in Thousands of Dollars, Except Per Share Data)
Twelve Months Ended December 31	2002	As Reported 2001	Adjusted (a) for Goodwill Amortization 2001
Revenue	$7,536,299	$6,889,406	$6,889,406
Operating and net interest expense	6,462,676	5,994,021	5,899,231
Income before income taxes	1,073,623	895,385	990,175
Income taxes	375,637	352,128	365,145
Income after income taxes	697,986	543,257	625,030
Equity in affiliates / Minority interests	(54,527)	(40,115)	(38,822)

Net income	$ 643,459	$ 503,142	$ 586,208

Earnings per share
Basic	$ 3.46	$ 2.75	$ 3.21
Diluted	$ 3.44	$ 2.70	$ 3.13
Weighted average shares (in thousands)
Basic	186,094	182,868	182,868
Diluted (b)	187,603	190,290	190,290
Dividend declared per share	$ 0.800	$ 0.775	$ 0.775
(a)	Effective January 1, 2002, in compliance with SFAS NO. 142, the Company ceased recording goodwill amortization. To present 2001 on a comparable basis with 2002, amounts are adjusted to assume goodwill amortization ceased on January 1, 2001.
(b)	Diluted earnings per share for 2002 was calculated using an assumed increase in net income of $975,000 related to the after-tax compensation expense from dividends on restricted shares. Diluted earnings per share for 2001 was calculated using an assumed increase in net income of $9,728,000 related to the after-tax interest cost of our 2 1/4% Convertible Debentures and the after-tax compensation expense from dividends on restricted shares. The Company’s 2 1/4% Convertible Debentures were redeemed in the fourth quarter of 2001.